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                                                                    EXHIBIT 10.8














                               T/R SYSTEMS, INC.

                              EMPLOYMENT AGREEMENT

                                      WITH

                                E. NEAL TOMPKINS

                            DATED: SEPTEMBER 1, 1992



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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of September, 1992, by and between T/R SYSTEMS, INC., a Georgia corporation (the "Company") and E. NEAL TOMPKINS ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Executive is currently employed by the Company as the Company's President; and

         WHEREAS, the Company and Executive desire to continue Executive's employment in such position all in accordance with the terms and conditions hereof;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto hereby agree as follows:

         1. Employment. The Company hereby continues to employ Executive in the position described above and Executive accepts such continued employment. Executive shall perform services for the Company for the period and upon the terms and conditions set forth in this Agreement. Executive shall also hold such positions with the Company or its affiliates as may be agreed upon, from time to time, by the Company and Executive. Executive acknowledges the separate consideration of One Hundred Dollars ($100.00), the sufficiency of which is hereby acknowledged, for entering into this Agreement.

         2. Term. Subject to the provisions for termination set forth herein, the term of Executive's employment under this Agreement shall commence as of the date hereof and shall continue up to and including August 31, 1997 (the "Initial Term"). As of August 31 of each year beginning August 31, 1997, the term of this Agreement shall be extended for an additional one (1) year.

         3.       Position and Duties.

         3.01 Service with the Company. During the term of this Agreement, Executive shall continue to perform the employment duties being performed by Executive as of the date hereof, along with such other reasonable employment duties, commensurate with Executive's position, as the Board of Directors of the Company shall, from time to time, assign to Executive.


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The Company shall not require Executive to perform duties which are not commensurate with Executive's position. Executive also shall serve, for any period for which he is elected, as a director of the Company without additional compensation.

         3.02 Performance of Duties. Executive shall serve the Company faithfully and to the best of his ability devote full business time, attention, skill and effort exclusively to the performance of the duties described in this Agreement. Executive shall perform the duties hereunder at the Company's offices in Atlanta, Georgia; provided, however, that Executive may be required to undertake reasonable travel to other areas to perform duties on behalf of the Company. The Company shall not, without Executive's consent, require Executive to perform Executive's duties, on a regular basis, in any location which is in excess of fifty (50) miles from the Company's present location at 6145A Northbelt Parkway, Norcross, Georgia 30071.

         4.       Compensation; Benefits.

         4.01 Base Salary. The Company shall pay to Executive as compensation in full for all services to be rendered by Executive under this Agreement a base salary ("Base Salary") to be paid in accordance with the Company's normal payroll procedures and policies, reduced by applicable federal, state and local withholding taxes. From the date hereof until such time as the Company completes development of the demo model of the bi-level desktop printer product, as described in the Company's Business Plan dated August 17, 1992, as amended from time to time (the "Business Plan"), the Executive's Base Salary shall be seventy thousand and no/100 dollars ($70,000) per annum. During the period from completion of the demo model until such time as the completion of the zero level prototype of the bi-level desktop printer product, as described in the Business Plan, the Executive's base salary shall be eighty thousand and no/100 dollars ($80,000) per annum. During the period from completion of the zero level prototype until the initiation of shipment of the first production units of the bi-level desktop printer product, as described in the Business Plan, the Executive's Base Salary shall be ninety thousand and no/100 dollars ($90,000) per annum. During the period from initiation of shipment of the first production units of the bi-level desktop printer product until the Company has experienced net operating profits before taxes on a monthly basis for three consecutive months, the Executive's Base Salary shall be one hundred and twenty thousand and no/100 dollars ($120,000) per annum. After the Company has experienced net operating profits before taxes on a monthly basis for three consecutive months, the Executive's Base Salary shall be one hundred and fifty thousand and no/100 dollars ($150,000) per annum. In subsequent years, the Base Salary payable to Executive shall be reviewed by the Company's Board of Directors,


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or the Compensation Committee of the Board of Directors, if any, at least annually. In reviewing and setting Executive's Base Salary, the Board or the Compensation Committee thereof, shall consider the cost of living, results of operations, financial condition, prospects, salary levels for comparably sized companies in the Company's industry for comparable executive positions and other criteria deemed relevant by the Company in assessing Executive's performance. The Base Salary payable to Executive after commencement of mass production of the bi-level printer product will be increased or kept the same (but not decreased) in accordance with the Company's regular procedures.

         4.02 Incentive Compensation. In addition to the Base Salary described in Section 4.01, the Company shall pay Executive an annual performance-based bonus payment ("Incentive Compensation") payable to Executive in cash not later than thirty (30) days after the audit of the books and accounts of the Company for such annual period has been completed by the Company's independent public accountants. The Incentive Compensation shall be determined in accordance with the following:

         (a) The Incentive Compensation shall equal to the product of (i) Executive's Base Salary for each annual accounting period of the Company, times (ii) the Applicable Percentage set forth in Section 4.02(b) below.

         (b) The Applicable Percentage shall be based upon a comparison of the Company's actual annual operating profit before taxes ("Actual Profit"), as determined by the Company's independent public accounts, for the annual period for which the Incentive compensation is being calculated, to the budgeted annual operating profit before taxes (the "Budgeted Profit") reflected in the annual budget submitted to and adopted by the Board of Directors of the Company prior to the start of the applicable fiscal year.

         (c)      The Applicable Percentage shall equal:

                     Actual Profit to                Applicable
                  Budgeted Profit Ratio              Percentage
                  ---------------------              ----------
                        80%- 89%                          10%
                        90%_ 99%                          20%
                       100%-109%                          40%
                       110%-119%                          65%
                       120%-Over                          90%

3


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         4.03     Participation in Benefit Plans. Executive shall be entitled to participate in all employee qualified and nonqualified deferred compensation plans or supplemental income plans or programs maintained by the Company, including any Section 401(k) plan adopted by the Company, according to the terms and conditions thereof. Executive shall also be entitled to participate in any incentive stock option plan or nonqualified stock option plan, including the Company's 1992 Stock Option Plan, established or maintained by the Company according to the terms and conditions of any such plan. As of March 16, 1992, the Company granted to Executive options to purchase four hundred and forty thousand (440,000) shares of the common stock of the Company pursuant to the Company's 1992 Stock Option Plan.

         4.04 Insurance Programs. As soon as practicable during the term of Executive's employment by the Company, as determined by the Board of Directors, the Company shall, at its expense, provide Executive with all or the following insurance benefits:

         (a) group medical insurance, with no deductible covering Executive and Executive's dependents;

         (b) group dental insurance, with no deductible covering Executive and Executive's dependents;

         (c) life insurance coverage, insuring Executive's life, in an amount not less than one hundred thousand and no/100 dollars ($100,000);

         (d) long-term disability income insurance, insuring Executive, with a benefit elimination period not to exceed ninety (90) days.

         Upon termination of this Agreement, such insurance coverage shall continue to be provided to Executive and Executive's dependents in accordance with the provisions of Section 7 hereof.

         4.05 Vacation and Sick Leave. Executive will be entitled to participate in the vacation and sick leave benefit program of the Company to the extent that his position, title, salary and other qualifications make him eligible to participate. Vacation time and sick leave may not be accumulated after the end of any year and, to the extent unused, shall have no economic value to Executive. Executive's use of vacation time shall be subject to the prior approval of the Company's Chief Executive Officer.


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         4.06     Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's policies.

         4.07 Office Facilities. The Company shall provide Executive with a furnished office, together with such staff, equipment and materials as may be reasonably necessary for Executive to fulfill the duties under this Agreement.

         5.       Confidentiality; Return of Materials.

         5.01 Consequences of Entrustment with Confidential Information. Executive hereby acknowledges that Executive's position with the Company requires considerable responsibility and trust, and, in reliance on Executive's ethical responsibility and loyalty, the Company expects to entrust Executive with highly sensitive confidential, restricted and proprietary information involving Trade Secret Information (as hereinafter defined at Section 5.02). Executive further acknowledges that it could prove difficult to isolate the Trade Secret Information from business activities that Executive might consider pursuing after termination of Executive's employment, and, in some instances, Executive may not be able to compete with the Company in certain ways because of the risk that the Company's Trade Secret Information might be compromised. Executive acknowledges that Executive is legally and ethically responsible for protecting and preserving the Company's proprietary rights for use only for the Company's benefit, and these responsibilities may impose limitations on Executive's ability to pursue some kinds of business opportunities that might interest Executive after Executive's employment.

         5.02 Definition of "Trade Secret" Information. For purposes of this Agreement, "Trade Secret Information" means information the Company considers proprietary, valuable and confidential and protectible under the Georgia Trade Secrets Act of 1990, codified at O.C.G.A. ss. 10-1-760 et seq., whether or not in written or tangible form, possessed by the Company and from which the Company derives economic value, actual or potential, such information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         5.03 Restrictions on Use and Disclosure of Trade Secret Information. Except as authorized by the Company, Executive shall not, during the term of this Agreement and for so long after the termination of employment as the information or

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data remains Trade Secret Information, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of business of the Company) the Trade Secret Information.

         5.04 Return of Materials. Upon the request of the Company and, in any event, upon the termination of Executive's employment, Executive shall return to the Company and leave at its disposal all copies of memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes and other documents or media, in Executive's possession or control, pertaining in any way to the business, practices or techniques of the Company.

         6.       Restrictions on Competition.

         6.01 Premises. The Company has invested prior to the date hereof and expects to continue to invest considerable time, effort, and capital in developing the business of the Company and enhancing the value and desirability of the skills of its executives and technical personnel. Both this investment and Executive's individual compensation reflect the Company's expectation of receiving a considerable return from the exclusive use of Executive's services and know-how in the future, free from any risk that the Company's competitors may attempt to induce Executive to leave the Company and wrongfully gain the benefit of the Company's investment. The partial restraint set forth in Section
6.02 hereof does not, and cannot, provide complete protection for the Company's investment, development efforts, product strategy and proprietary information, but the Company and Executive believe that, in combination with the other provisions of this Agreement, it is a fair and reasonable measure permitted under applicable law to protect the Company's interests, giving due regard to both the interests of Executive and the interests of the Company. Executive acknowledges that Executive's services as an employee of the Company will be of a special, unique, extraordinary and intellectual character and that Executive's position with the Company will place Executive in a position of confidence and trust with respect to the operations of the Company. The Company and Executive agree that the restrictions contained within Sections 5 and 6 are reasonable and that the Company would not have entered into this Agreement but for these restrictions.

         6.02 Covenant Not to Compete; Solicit. In consideration of Executive's employment hereunder, during the term of this Agreement and for a period of one (1) year from the date of expiration or termination of this Agreement (at any time for any reason) Executive shall not in the continental United States, Europe or Japan: (i) directly or indirectly, for himself, as an owner, consultant or employee, or as an

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independent contractor, engage in the business of developing printers utilizing plain paper electrophotographic printer subsystems which, when integrated with certain other components, create a printer capable of printing copies in full color utilizing proprietary product architectures, designs and technologies;
(ii) attempt, directly or indirectly, to solicit, entice, persuade or induce any employee of the Company to terminate his or her employment by the Company or to become employed by any person, firm or corporation other than the Company, or approach any such employee for any of the foregoing purposes or authorize and assist in the taking of any such action by any third party; or (iii) attempt, directly or indirectly, to solicit, entice, persuade or induce any customer or client of the Company, with whom Executive had contact during Executive's employment by the Company, to terminate or reduce its relationship with the Company.

         6.03 Tolling of Partial Restraint. The running of the one (1) year period prescribed above shall be tolled and suspended by the length of time Executive works in circumstances that a court of competent jurisdiction subsequently finds to violate the terms of this partial restraint.

         6.04 Injunctive Relief. Executive acknowledges that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 5 and 6. Accordingly, the Company shall be entitled to injunctive relief, both pendente lite and permanently, against Executive, Executive hereby consents to any initiation by the Company in a court of competent jurisdiction of any action to enjoin immediately any breach of this Agreement, and Executive hereby releases the Company from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

         6.05 Termination of Covenant Not to Compete; Solicit. The covenants of Executive contained in Section 6.02 shall terminate immediately and be of no further force and effect upon the happening of either of the following events:
At any time during the effective period of the covenants contained in Section
6.02 (i) the Company fails to fulfill any of its obligations to Executive under Sections 8.03, 8.04, 8.05 or 8.06, or (ii) the Repurchase Option (as hereinafter defined at Section 8.07) is not exercised and the value of the Company's common stock is less than fifty percent (50%) of its value as of ninety (90) days prior to Executive's termination. For purposes of this Section 6.05, "value" shall mean the lesser of Appraised Value or Fair Market Value (both as hereinafter defined at Section 8.07).

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         7.       Termination of Employment.

         7.01 Total Disability. If Executive becomes "totally disabled" during the term of this Agreement, the Company may terminate the employment of Executive upon the expiration of twelve (12) consecutive months following the determination of such disability as provided in this Section 7.01. During the continuation of such disability for a period of up to twelve consecutive (12) months from the date on which the disabling illness or injury occurred, the Company shall continue to pay Executive all compensation due to Executive pursuant to Section 4 hereof, including, without limitation, Incentive Compensation. For purposes hereof, Executive shall be "totally disabled" within the meaning of any disability insurance policy covering Executive. If Executive has no such disability insurance, then Executive shall be "totally disabled," for purposes hereof, if, as a result of illness or injury, Executive is incapable of performing any of the normal duties required by his employment and performed by him before such incapacity. In the event Executive becomes totally disabled:

         (a) Executive, or Executive's personal representative, shall notify the Company, in writing, of the occurrence of any illness or injury rendering Executive totally disabled. The Company shall notify Executive or such personal representative, in writing, of its determination that Executive is not totally disabled or is totally disabled and the commencement date of such disability. Any determination that Executive is not totally disabled shall be made only by a medical doctor who is neither employed by, nor affiliated with, the Company or any affiliate of the Company.

         (b) If Executive, or the personal representative, disputes such determination, Executive, or the representative, shall so notify the Company, in writing, within twenty (20) days after receiving the Company's notice. In such event, Executive, or his representative, shall, within fourteen (14) days after giving the Company such notice, designate an independent medical doctor who, along with the medical doctor previously designated by the Company, shall, within ten (10) days, designate a third independent medical doctor. These three (3) medical doctors shall thereupon determine, by majority vote, within fifteen (15) days thereafter, whether Executive is totally disabled for purposes hereof and the commencement date of such disability. Such determination shall be binding on the parties. Each party shall pay the cost

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         of their own designated medical doctor and one-half (1/2) of the expense of the third medical doctor.

         (c) If the independent medical doctors determine that Executive is totally disabled, the Company shall, within three (3) business days thereafter, pay to Executive all amounts due to Executive under this
         Section 7.01 through such date.

         7.02 Other Circumstances. Executive's employment will be terminated:

         (a)      at any time upon the mutual agreement of the parties; or

         (b)      upon Executive's death; or

         (c) by the Company for "Cause" (as hereinafter defined at this Section 7.02), provided the Company gives Executive thirty (30) business days' written notice of its intention to terminate this Agreement; or

         (d) by the Company, without Cause, whether or not in connection with a "Change in Control" (as hereinafter defined at this Section 7.02).

         (e) by Executive after thirty (30) business days' written notice to the Company of the Company's material breach of this Agreement unless the Company cures such breach during the notice period; or

         (f) by Executive for any reason after ninety (90) days written notice to the Company.

         Upon termination of Executive's employment, the provisions of Section 8 shall apply.

         For purposes of this Section, "Cause" shall mean (i) Executive commits a material breach of this Agreement, which breach is not cured by Executive during the aforementioned thirty (30) day notice period; or (ii) Executive is guilty of committing fraud against the Company or misappropriating the Company's assets. "Change in Control" shall mean, with respect to the Company, that (i) a person, including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, (A) becomes the beneficial owner of a majority (in number or value) of all or any class of the voting or beneficial interest of the Company, whether with or without the approval, recommendation or support of the Board of Directors of the Company as constituted prior to such Change of Control; or (B) achieves possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of

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the Company through ownership of any class of the voting or beneficial interest of the Company, trust powers, contract powers or otherwise; or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or any other business combination, sale of assets, public offering of the Company's stock, sale of stock by the majority shareholders of the Company to any parties other than employees of the Company, or contested election, or any combination thereof, the persons who were the directors of the Company or its subsidiaries before such event(s) shall cease to constitute a majority of the directors (of such corporation or any successor thereto) thereafter.

         7.03     Limitations. No compensation payable under Section 7.01 or
         7.02 shall be due if Executive violates the provisions of Sections 5 or
         6. The foregoing sentence is not a penalty, but is intended to constitute liquidated damages to compensate the Company for damages, which may be difficult to measure, suffered by the Company as a result of such violations by Executive. Nothing contained in this Section 7 shall be deemed to limit the Company's ability to obtain equitable relief.

         8.       Severance.

         8.01 Death. If Executive's employment by the Company is terminated pursuant to Section 7.02(b) as a result of Executive's death, the following provisions shall apply:

         (a) The Company shall pay to Executive's personal representative, Executive's Base Salary, otherwise payable to Executive but for Executive's death, through the end of the calendar month in which Executive's death occurs.

         (b) The Company shall pay to Executive's personal representative the amount of Executive's Incentive Compensation which has been earned but unpaid for Incentive Compensation calculation periods ending prior to the date of Executive's death. The Company shall pay to Executive's personal representative a pro rata share (based on the number of days in the period during which Executive was alive) of Executive's Incentive Compensation for the calculation period in which Executive died provided that more than six (6) months of such calculation period has elapsed as of Executive's death. Such amount shall be payable in accordance with Section 4.02 following the end of the entire calculation period. In the event that Executive's death occurs during the first six (6) months of such Incentive Compensation calculation period, no Incentive Compensation shall be payable with respect to Executive for such period.

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         (c)      Upon Executive's death, (i) all stock options issued to
         Executive under the 1992 Stock Option Plan, as amended, or successor thereto, which have not been vested shall immediately vest; and (ii) the Company, if funds are legally available therefor, or the Investors (as hereinafter defined at Section 8.07), if the Company's funds are not legally available therefor, shall have a Repurchase Option (as hereinafter defined at Section 8.07) to acquire the Executive's options on the following basis: (A) From the date of the Closing (as hereinafter defined at Section 8.07) through December 31, 1993, at the Investor Price (as hereinafter defined at Section 8.07); (B) from January 1, 1994 through December 31, 1994, at the greater of (y) the Appraised Value (as hereinafter defined at Section 8.07), or (z) 110% of the Investor Price; (C) from January 1, 1995 through December 31, 1995, at the greater of (w) the Initial Public offering Share Price (as hereinafter defined at Section 8.07), (x) the Fair Market Value (as hereinafter defined at Section 8.07), (y) the Appraised Value (but only if the Initial Public Offering has not occurred), or (z) 120% of the Investor Price (but only if the Initial Public Offering has not occurred); (D) from January 1, 1996 through December 31, 1996, at the greater of (w) the Initial Public Offering Share Price, (x) the Fair Market Value (y) the Appraised Value (but only if the Initial Public Offering has not occurred), or (z) 135% of the Investor Price (but only if the Initial Public Offering has not occurred); and (E) on and after January 1, 1997, at the greater of (w) the Initial Public Offering Share Price, (x) the Fair Market Value, (y) the Appraised Value (but only if the Initial Public Offering has not occurred), or (z) 200% of the Investor Price (but only if the Initial Public Offering has not occurred). In the event the Repurchase option is not exercised, Executive's personal representative shall thereafter have until the expiration date(s) specified in the award agreement(s) conferring the stock option(s) in which to exercise all remaining stock options granted to Executive pursuant to the 1992 Stock Option Plan, as amended, or successor thereto.

         (d) Any automobile allowance payable to Executive shall be paid through and including the last day of the calendar month in which occurs Executive's death.


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         8.02     Total Disability. In the event that Executive's employment by the Company is terminated pursuant to Section 7.01 as a result of the Executive's Total Disability, the following shall apply:

         (a) The Company shall pay to Executive the amount of Executive's Incentive Compensation, pursuant to Section 4.02, which has been earned but unpaid for Incentive Compensation calculation periods ending prior to the date of Executive's Total Disability. The Company shall pay to Executive a pro rata share (based on the number of days before such Total Disability) of Executive's Incentive Compensation for the calculation period in which Executive became Totally Disabled provided that more than six (6) months of such calculation period has elapsed. Such amount shall be payable in accordance with Section 4.02 following the end of the entire calculation period. In the event that Executive's Total Disability occurs during the first six (6) months of such Incentive Compensation calculation period, no Incentive Compensation shall be payable with respect to Executive for such period.

         (b) All stock options issued to Executive pursuant to the 1992 Stock Option Plan, as amended, or successor thereto, which have not been vested shall immediately vest; and the Company, if funds are legally available therefor, or the Investors, if the Company's funds are not legally available therefor, shall have the right to exercise the Repurchase Option on the following basis: (i) From the date of the Closing through December 31, 1993, at the Investor Price; (ii) from January 1, 1994 through December 31, 1994, at the greater of (A) the Appraised Value, or (B) 110% of the Investor Price; (iii) from January 1, 1995 through December 31, 1995, at the greater of (A) the Initial Public Offering Share Price, (B) the Fair Market Value, (C) the Appraised Value (but only if the Initial Public offering has not occurred), or (D) 120% of the Investor Price (but only if the Initial Public Offering has not occurred); (iv) from January 1, 1996 through December 31, 1996, at the greater of (A) the Initial Public Offering Share Price, (B) the Fair Market Value (C) the Appraised Value (but only if the Initial Public Offering has not occurred), or (D) 135% of the Investor Price (but only if the Initial Public Offering has not occurred); and (v) on and after January 1, 1997, at the greater of (A) the Initial Public Offering Share Price, (B) the Fair Market Value, (C) the Appraised Value (but only if the Initial Public Offering has not occurred), or (D) 200% of the Investor Price (but only if the Initial Public Offering has not occurred). In the event the

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         Repurchase Option is not exercised, Executive shall thereafter have until the expiration date(s) specified in the award agreement(s) conferring the stock option(s) in which to exercise all remaining stock options granted pursuant to the 1992 Stock Option Plan, as amended, or successor thereto.

         (c) The Company shall maintain any medical and dental coverage provided to Executive pursuant to this Agreement until the expiration of the Initial Term of this Agreement, as specified in Section 2 hereof, for Executive and Executive's dependents, or, if the Company's benefit insurer does not permit such continuation, pay to Executive the amount of the health insurance premium the Company would have paid to provide such medical and dental coverage to Executive and Executive's dependents. Nothing herein shall affect any rights to continuation coverage of Executive or Executive's dependents with respect to any insurance coverage as provided by law.

         (d) The Company shall maintain life insurance coverage on Executive's life, payable to Executive or, as designated by Executive, Executive's beneficiaries for the remainder of the Initial Term of this Agreement.

         8.03 Termination without Cause or Due to Company Breach. In the event that Executive's employment is terminated by the Company without Cause pursuant to Section 7.02(d) or Executive's employment is terminated pursuant to Section 7.02(e) as a result of a breach by the Company of this Agreement, the following provisions shall apply:

         (a) The Company shall pay to Executive Executive's Base Salary according to the Company's normal payroll procedures until the expiration of the Initial Term of this Agreement.

         (b) The Company shall pay to Executive the amount of Executive's Incentive Compensation which has been earned but unpaid for Incentive Compensation calculation periods ending prior to the date of Executive's termination. The Company shall pay to Executive a pro rata share (based on the number of days before such termination) of Executive's Incentive Compensation for the calculation period in which Executive's employment was terminated provided that more than six (6) months of such calculation period has elapsed. Such amount shall be payable in accordance with Section 4.02 following the end of the entire calculation period. In the event that Executive's

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


         termination occurs during the first six (6) months of such Incentive Compensation calculation period, no Incentive Compensation shall be payable with respect to Executive for such period.

         (c) All stock options issued to Executive pursuant to the 1992 Stock Option Plan, as amended, or successor thereto, which have not been vested shall immediately vest; and the Company, if funds are legally available therefor, or the Investors, if the Company's funds are not legally available therefor, shall have the right to exercise the Repurchase option on the following basis: (i) From the date of the Closing through December 31, 1993, at the Investor Price; (ii) from January 1, 1994 through December 31, 1994, at the greater of (A) the Appraised Value, or (B) 110% of the Investor Price; (iii) from January 1, 1995 through December 31, 1995, at the greater of (A) the Initial Public Offering Share Price, (B) the Fair Market Value, (C) the Appraised Value (but only if the Initial Public Offering has not occurred), or (D) 120% of the Investor Price (but only if the Initial Public Offering has not occurred); (iv) from January 1, 1996 through December 31, 1996, at the greater of (A) the Initial Public Offering Share Price, (B) the Fair Market Value (C) the Appraised Value (but only if the Initial Public Offering has not occurred), or (D) 135% of the Investor Price (but only if the Initial Public offering has not occurred); and (v) on and after January 1, 1997, at the greater of (A) the Initial Public Offering Share Price, (B) the Fair Market Value, (C) the Appraised Value (but only if the Initial Public Offering has not occurred), or (D) 200% of the Investor Price (but only if the Initial Public Offering has not occurred). In the event the Repurchase Option is not exercised, Executive shall thereafter have until the expiration date(s) specified in the award agreement(s) conferring the stock option(s) in which to exercise all remaining stock options granted pursuant to the 1992 Stock Option Plan, as amended, or successor thereto.

         (d) The Company shall maintain any medical and dental coverage provided to Executive pursuant to this Agreement until the expiration of the Initial Term of this Agreement, as specified in Section 2 hereof, for Executive and Executive's dependents, or, if the Company's benefit insurer does not permit such continuation, pay to Executive the amount of the health insurance premium the Company would have paid to provide such medical and dental coverage to Executive and Executive's dependents. Nothing herein shall affect any rights to continuation coverage of Executive or Executive's dependents with respect to any insurance coverage as provided by law.

         (e) The Company shall maintain life insurance coverage on Executive's life, payable to Executive or, as designated by Executive, Executive's beneficiaries for the remainder of the Initial Term of this Agreement.

         (f) The Company shall pay to Executive the amount of the Company -funded retirement plan benefits which are forfeited by Executive due to such termination of employment. Furthermore, the Company shall pay to Executive each year an amount equal to the amount which would have been paid by the Company, if any, with respect to Executive's compensation to any employee qualified in non-qualified deferred compensation plans or supplemental income plans or programs.

         (g) In the event that any payments made to Executive pursuant to this Section 8.03, in connection with a Change in Control, cause Executive to be liable for any excise tax on "excess parachute payments" under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, the Company shall pay to Executive, in addition to all other amounts payable to Executive pursuant to this Agreement, an amount equal to the amount of the tax payable by the Executive pursuant to Internal Revenue Code ss. 4999.

         8.04 Voluntary Termination by Executive. In the event that Executive voluntarily terminates employment pursuant to Section 7.02(f), the following provisions shall apply:

         (a) The Company shall pay to Executive Executive's Base Salary through the effective date of termination of employment.

         (b) The Company shall pay to Executive the amount of Executive's Incentive Compensation which has been earned but unpaid for Incentive compensation calculation periods ending prior to the date of Executive's termination. The Company shall pay to Executive a pro rata share (based on the number of days before such termination) of Executive's Incentive Compensation for the calculation period in which Executive terminated provided that more than six (6) months of such calculation period has elapsed. Such amount shall be payable in accordance with Section 4.02 following the end of the entire calculation period. In the event that Executive's termination occurs during the first six (6) months of such Incentive Compensation calculation period, no Incentive Compensation shall be payable with respect to Executive for such period.

         (c) All unvested stock options issued to Executive pursuant to the 1992 Stock Option Plan, as amended, or successor thereto, shall be forfeited. The Company, if funds are legally available therefor, or the Investors, if the Company's funds are not legally available therefor, shall have the right to exercise the Repurchase Option, with respect to any vested options held by Executive, on the following basis: (i) From the date of the Closing through December 31, 1993, at the Investor Price; (ii) from January 1, 1994 through December 31, 1994, at the greater of (A) the Appraised Value, or (B) 110% of the Investor Price;
         (iii) from January 1, 1995 through December 31, 1995, at the greater of
         (A) the Initial Public Offering Share Price, (B) the Fair Market Value,
         (C) the Appraised Value (but only if the Initial Public Offering has not occurred), or (D) 120% of the Investor Price (but only if the Initial Public Offering has not occurred); (iv) from January 1, 1996 through December 31, 1996, at the greater of (A) the Initial Public offering Share Price, (B) the Fair Market Value (C) the Appraised Value (but only if the Initial Public Offering has not occurred), or (D) 135% of the Investor Price (but only if the Initial Public Offering has not occurred); and (v) on and after January 1, 1997, at the greater of (A) the Initial Public offering Share Price, (B) the Fair Market Value, (C) the Appraised Value (but only if the Initial Public Offering has not occurred), or (D) 200% of the Investor Price (but only if the Initial Public Offering has not occurred). In the event the Repurchase Option is not exercised, Executive shall thereafter have until the expiration date(s) specified in the award agreement(s) conferring the stock option(s) in which to exercise all remaining vested stock options granted to Executive pursuant to the 1992 Stock Option Plan, as amended, or successor thereto.

         (d) Insurance coverage provided to Executive shall terminate as of the last day of the month in which Executive's employment terminates. Nothing herein shall affect any rights to continuation coverage of Executive or Executive's dependents with respect to any insurance coverage as provided by law.

         8.05 Termination for Cause. In the event that the Company terminates Executive's employment for Cause pursuant to Section 7.02(c), the following provisions shall apply:

         (a) The Company shall continue to pay to Executive Executive's Base Salary through the last day of the month in which occurs Executive's termination.

         (b) The Company shall pay to Executive all Incentive Compensation amounts earned prior to the date of termination with respect to annual periods ending prior to the date of termination which amounts have not yet been paid.

         (c) All unvested stock options issued to Executive pursuant to the 1992 Stock Option Plan, as amended, or successor thereto, shall be forfeited. The Company, if funds are legally available therefor, or the Investors, if the Company's funds are not legally available therefor, shall have the right to exercise the Repurchase Option, with respect to any vested options held by Executive, on the following basis: (i) From the date of the Closing through December 31, 1993, at the Investor Price; (ii) from January 1, 1994 through December 31, 1994, at the greater of (A) the Appraised Value, or (B) 110% of the Investor Price;
         (iii) from January 1, 1995 through December 31, 1995, at the greater of
         (A) the Initial Public Offering Share Price, (B) the Fair Market Value,
         (C) the Appraised Value (but only if the Initial Public Offering has not occurred), or (D) 120% of the Investor Price (but only if the Initial Public Offering has not occurred); (iv) from January 1, 1996 through December 31, 1996, at the greater of (A) the Initial Public Offering Share Price, (B) the Fair Market Value (C) the Appraised Value (but only if the Initial Public offering has not occurred), or (D) 135% of the Investor Price (but only if the Initial Public Offering has not occurred); and (v) on and after January 1, 1997, at the greater of (A) the Initial Public Offering Share Price, (B) the Fair Market Value, (C) the Appraised Value (but only if the Initial Public Offering has not occurred), or (D) 200% of the Investor Price (but only if the Initial Public Offering has not occurred). In the event the Repurchase Option is not exercised, Executive shall thereafter have until the expiration date(s) specified in the award agreement(s) conferring the stock option(s) in which to exercise all remaining vested stock options granted to Executive pursuant to the 1992 Stock Option Plan, as amended, or successor thereto.

         (d) Insurance coverage provided to Executive shall terminate as of the last day of the month in which Executive's employment terminates. Nothing herein shall affect any rights to continuation coverage of

         Executive or Executive's dependents with respect to any insurance coverage as provided by law.

         (e) The Company shall pay to Executive the amount of the Company -funded retirement plan benefits which are forfeited by Executive due to such termination of employment. Furthermore, the Company shall pay to Executive each year an amount equal to the amount which would have been paid by the Company, if any, with respect to Executive's compensation to any employee qualified in non-qualified deferred compensation plans or supplemental income plans or programs.

         8.06 Termination by Mutual Agreement. In the event that Executive's employment is terminated by mutual agreement pursuant to Section 7.02(a), the parties hereto shall structure a mutually acceptable severance benefits program which shall be documented in a Termination Agreement to be executed by the parties immediately prior to Executive's resignation from employment.

         8.07 Definitions. For purposes of Section 8.01 (c), 8.02(b), 8.03(c), 8.04(c) and 8.05(c) hereof the following terms shall have the following meanings:

         (a) "Appraised Value" means the value of the capital stock of the Company subject to stock options issued to Executive pursuant to the 1992 Stock Option Plan, as amended, or successor thereto, as determined by a valuation analysis performed by an independent and nationally recognized accounting, investment banking or valuation firm mutually agreed upon by the Company and Executive (or Executive's personal representative, as the case may be).

         (b) "Closing" means the first date upon which the Company's securities are first delivered to the Investors pursuant to a securities purchase agreement.

         (c) "Fair Market Value" means (i) the closing sales price of the Company's common stock first preceding the time at which Fair Market Value is to be determined on the national securities exchange having the greatest volume of trading in the stock during the 30-day period immediately preceding that time as reported in The Wall Street Journal;
         (ii) if the stock is not listed or admitted to trade on any national securities exchange, the closing sales price of the stock first preceding the time at which Fair Market Value is to be determined, as quoted in the National Association of Securities Dealers Automated Quotation (NASDAQ)

         National Market Reporting System, or any successor system, as reported in The Wall Street Journal; (iii) if the stock is not listed or admitted to trade on any national securities exchange and is not quoted on the NASDAQ National Market Reporting System, the average of the closing bid and asked sales prices of the stock on the over-the-counter market first preceding the time at which Fair Market Value is to be determined, as quoted on NASDAQ or such other national reporting service, as reported in The Wall Street Journal; or (iv) if the stock is not listed or admitted to trade on a national securities exchange, is not quoted on the NASDAQ National Market Reporting System and if the bid and asked sales prices for the stock are not furnished by the National Association of Securities Dealers, Inc. or a similar organization, the Fair Market Value established by the Committee for purposes of granting Options under the Plan based on such relevant facts, which may include opinions of independent experts, as may be available to the Committee.

         (d) "Initial Public Offering Share Price" means a price per share for the Company's common stock at least five times the Investor Price and with the aggregate sales price of the public offering being not less than ten million and no/100 dollars ($10,000,000).

         (e) "Investor Price" means the average price that the Investors pay for the securities of the Company.

         (f) "Investors" means that initial group of nonemployee investors which, pursuant to a securities purchase agreement, agrees, under specified circumstances, to purchase equity in the Company for an investment in excess of three million and no/100 dollars ($3,000,000).

         (g) "Repurchase Option" means the right of the Company or the Investors, as the case may be, to repurchase the options granted to Executive pursuant to the Company's 1992 Stock Option Plan, as amended, or successor thereto, as if the options had been exercised and the underlying shares purchased by Executive.

         9. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company shall, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer or transfer all or substantially all of its assets, or of which fifty (50%) percent or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 9.

         10.      Miscellaneous.

         10.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Georgia.

         10.02 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

         10.03 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

         10.04 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         10.05 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and not in limitation of business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         10.06 Survival. The covenants contained in this Agreement shall survive Executive's termination of employment, regardless of who causes the termination and under what circumstances.

         10.07 Attorneys' Fees. In the event that Executive deems it reasonably necessary to seek legal counsel in order to enforce Executive's rights under this Agreement, the Company shall reimburse, or pay on behalf of Executive, all reasonable legal and accounting fees and expenses incurred by Executive in connection with enforcing Executive's rights under this Agreement; provided, that judgment is entered in Executive's favor against the Company.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                  The Company:

                                  T/R SYSTEMS, INC.,
                                  a Georgia corporation


/s/ Donald F. Greur               By:  /s/ Francis A. Rowe
-------------------------              -----------------------------------------
Unofficial Witness                     Francis A. Rowe,
                                       Chairman

                                  Attest:  /s/ Francis A. Rowe
                                           -------------------------------------
                                           Secretary
                                                     (CORPORATE SEAL]

                                  EXECUTIVE

/s/ Donald F. Greur               By:  /s/ E. Neal Tompkins
-------------------------              -----------------------------------(SEAL)
Unofficial Witness                     E. Neal Tompkins